EXECUTION VERSION

Dear Dr. Turner:

This letter confirms our agreement regarding your employment with Conmed Healthcare Management, Inc. (the "Company"). This letter agreement (the "Agreement") will be effective upon the closing (the "Closing" and the date of the Closing, the "Closing Date") and consummation of the transactions contemplated in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, Correct Care Solutions, LLC, a Delaware limited liability company ("Parent") and Hanover Merger Sub, Inc., a Delaware corporation (the "Transaction"). Except as expressly provided herein, this letter amends and restates in its entirety the Employment Agreement between you and the Company dated January 11, 2012 (the “Prior Employment Agreement”).

1.            Term. The term of your employment under this Agreement will be for a 6-month period commencing on the Closing Date (the "Employment Period"). Your employment is “at will” and, as such, your employment may be terminated by the Company or by you at any time for any reason or no reason. In the case of a termination of employment by you, you shall give the Company 30 days written notice of your termination. In the event of a termination of employment by the Company, if such termination is not for misconduct or otherwise for cause, and such termination is not on account of death or total and permanent disability, the Company shall give you 30 days’ written notice of the termination or a payment of 30 days’ Base Salary (as specified below and as in effect on the date of such termination) in lieu of such notice. Upon the termination of your employment, you shall have no further rights hereunder except as may otherwise be expressly provided herein. Upon the termination of the Employment Period, you shall deliver to the Company an executed copy of the Release Agreement set forth on Exhibit A. You acknowledge that your agreement to deliver such Release Agreement is an important component of the consideration to the Company under this Agreement.

2.            Position and Duties. Effective upon the Closing and consummation of the Transaction, you will be employed, in accordance with the terms and conditions set forth herein, by the Company, on a full-time basis as its Chief Executive Officer of Conmed, and in such capacity you agree to perform all such duties as are required by your position and such other duties on behalf of the Company and its Affiliates as may reasonably be assigned to you from time to time by the Chief Executive Officer of CCS (“CEO”). You also agree that, while employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them; provided, that, subject to Section 4, you shall be permitted to continue any charitable and advisory board opportunities in which you are engaged on the date hereof.

3.            Compensation and Benefits. During the Employment Period, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)          Base Salary. The Company will pay you a base salary at the rate of $29,166.67 per month, payable in accordance with the regular payroll practices of the Company ("Base Salary").

(b)          Bonus Compensation. At the termination of your employment with the Company, you will be considered for a performance bonus. Your target bonus amount will be $17,500 for each full month of employment between the Closing Date and your termination. 50% of your performance bonus will be based on the Company’s retention of 100% of customers of the Company and associated revenue as of the date of the closing of the Transactions, as determined by the Board, and 50% of your performance bonus will be based on your completion of visits to all customers of the Company, as reasonably requested by the Board. Notwithstanding the foregoing, you acknowledge that no bonus will be earned or become payable to the extent that the payment of any such bonus would or may be reasonably likely to cause a default (with or without the passage of time) under the credit facilities of the Company or any of its Affiliates, as determined by the Board in its reasonable judgment. Any bonus due hereunder will be payable not later than two and one-half months following the close of the calendar year in which your employment was terminated.

(c)          Participation in Employee Benefit Plans. During the Employment Period, you will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. You acknowledge that the Company in its sole discretion may modify or terminate any or all of its benefit plans at any time.

(d)          Vacations. During the Employment Period, you will be entitled to 15 days of vacation, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you will determine, subject to the business needs of the Company as reasonably determined by the Board. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)          Business Expenses. During the Employment Period, you shall be entitled to continued reimbursement, in accordance with Company policy, for certain reasonable expenses set forth in Section 3.5 of the Prior Employment Agreement. Specifically, you shall be entitled to use the rental apartment you currently use on the same basis and under the same terms and conditions as you use it as of the date hereof with the same amenities it currently has, with the Company paying for rental obligations; reimbursement of reasonable travel expenses for business and travel between said apartment and your place of residence in Richmond, VA; reimbursement of cell phone and Blackberry expenses; and reimbursement of gasoline and other reasonable operating expenses and maintenance with respect to the vehicle you currently use (including insurance). In addition, during the Employment Period, the Company will pay or reimburse you for all other reasonable out of pocket business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as the Board may specify from time to time. With respect to the rights of payment and/or reimbursement provided in this subsection, (i) such payment or reimbursement must be made as promptly as practicable for the Company, but not later than the last day of the calendar year following the calendar year in which such business expenses were incurred, (ii) no such reimbursement or expenses eligible for reimbursement in any calendar year will in any way affect your right to reimbursement in any other calendar year, and (iii) your right to reimbursement will not be subject to liquidation or exchange for any other benefit.

4.            Confidential Information and Restricted Activities.

(a)          Confidential Information. During the course of your employment with the Company prior to and after the Closing Date, you have learned and will continue to learn of Confidential Information, as defined below, and you may have developed and may continue to develop Confidential Information on behalf of the Company. In addition, you understand that the Company and its Affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company and its Affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and Third Party Information, and you agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information or Third Party Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You understand that this restriction will continue to apply after your employment terminates, regardless of the reason for such termination.

(b)          Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you will be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(c)          Non-Competition. You acknowledge that during the course of your employment with the Company prior to and after the Closing Date, (i) you have had and will continue to have access to trade secrets and other Confidential Information of the Company and its Affiliates, which, if disclosed (or used), would unfairly and inappropriately assist in competition against the Company or any of its Affiliates; (ii) the Company and its Affiliates have substantial, longstanding and near-permanent relationships with their customers and you have had and will continue to have access to these customers; and (iii) you have generated and will continue to generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates from unfair and inappropriate competition:

(i)          For the period beginning on the Closing Date and ending 24 months immediately following termination of your employment for any reason with the Company (the "Restricted Period"), you will not, directly or indirectly, on behalf of any individual or entity other than the Company and its Affiliates, participate in any capacity (whether as an owner, employee, partner, independent contractor or otherwise, whether with or without compensation), directly or indirectly, in any business engaged in the provision of any medical, mental health, electronic health records or tele-phyciatry or tele-psychology services provided to correctional entities, or any services provided in any related health care industry that the Company and its Affiliates is providing or actively pursuing at the time of or prior to termination of your employment (the "Restricted Activities"), in any geographic area in which the Company or any its Affiliates conducts the Restricted Activities, or is planning to conduct the Restricted Activities as of the date of such termination (the "Restricted Territory"); provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded company will not by itself be deemed to be a violation of this provision; provided, further, that continued service on any board of directors of any Person on which you serve on the date hereof shall not in itself be a Restricted Activity.

(ii)         During the Restricted Period, you will not directly or indirectly, and will not assist directly or indirectly any other Person to (A) solicit, hire or engage in any capacity any employee of the Company or any of its Affiliates (or any Person who was an employee of the Company or any of its Affiliates within six months of the date of your termination or the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company or any of its Affiliates to discontinue such employment (provided, that, so long as you are otherwise in compliance with this paragraph, you will not be prohibited from hiring any Person who is responding to a general solicitation of employment), (B) call on, solicit, induce, influence or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (C) seek to persuade any customer (or any Person who was a customer of the Company and its Affiliates within 12 months of the date of your termination or within 12 months of the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates.

(d)          Inventions and Patents; Third Party Information. The results and proceeds of your services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from your services during your employment with the Company and/or any of its Affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company and at the Company's expense, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services to the Company that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Section 4(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its Affiliates being your employer.

(e)          Defamation. During the Restricted Period, (i) you agree that you will not disparage or criticize the Company or its Affiliates, or their respective businesses, management, directors, business practices, or equity holders (the “Company Entities”) and that you will not otherwise do or say anything that could disrupt the good morale, or otherwise harm the interests or reputations, of the Company Entities and (ii) the Board and executive management team of the Company and CCS will not publicly disparage or criticize you.

(f)          Cooperation. You agree that, during the Employment Period, for one year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) you will not knowingly communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or the Company's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you will promptly so notify the Company's counsel. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent the Company pays all reasonable expenses (including attorneys’ fees) you incur in connection with such cooperation including payment for lost wages or reimbursement for vacation time used and subject to your other professional and personal obligations.

(g)          Specific Performance. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 4. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that these restraints are reasonable in respect to subject matter, length of time and geographic area, and that these restraints will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You agree that the Company’s and its Affiliates’ trade secrets and Confidential Information have continuing vitality throughout the Restricted Period and that your knowledge would irreparably damage the Company and its Affiliates if you perform the Restricted Activities for any entity other than the Company and its Affiliates during the Restricted Period in the Restricted Territory. You agree that, notwithstanding the state of incorporation or principal office of the Company or any of its Affiliates, it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and in each other country where the Company and its Affiliates operate the Business. You agree that the Company performs extensive business, has devoted significant resources to, and has substantial goodwill throughout, the Restricted Territory. You agree that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, you will provide a copy of this Agreement (including, without limitation, Section 4 and 5) to such entity. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates, that you have sufficient assets and skills to provide a livelihood while such covenants remain in force, that a breach of these covenants would cause the Company and its Affiliates irreparable harm, and that, as a result of the foregoing, in the event that you breach such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. You therefore agree that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by you of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. You and the Company further agree that, in the event that any provision of this Section 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You further covenant that you will not challenge the reasonableness of any of the covenants set forth in this Section 4. It is also agreed that each of the Company's Affiliates will have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 4.

(h)          Business Opportunities. You agree that, for the duration of your employment with the Company and as part of your duties as an employee of the Company, you will submit to the Board all business, commercial and investment opportunities presented to you or of which you become aware which relate to the business of the Company and its subsidiaries, and unless approved by the Board in writing, you will not pursue, directly or indirectly, any such opportunities on your own behalf.

5.            Termination of Employment. In the event of termination of your employment, the Company (i) will pay you any Base Salary earned but not paid through the date of termination in accordance with normal payroll practices of the Company; (ii) will pay to you any amounts owing to you for reimbursement of expenses properly incurred by you prior to the date of termination and which are reimbursable in accordance with Section 3(d); and (iii) will have no obligation to you for severance or any other payments.

6.            Matters Related to Termination.

(a)          Benefit Plan Termination. Except for any right you may have under the federal law known as "COBRA" (or any similar applicable state law) to continue participation in the Company's group health and dental plans at your cost, benefits will terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of Base Salary or other payment to you following termination.

(b)          Survival. Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 4 of this Agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

(c)          Other Resignations. Upon any termination of your employment for any reason, you will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company and its Affiliates, including your position, if any, as a member of the Board.

7.            Definitions. For purposes of this Agreement, the following definitions will apply:

"Affiliates" means all business entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, that “Affiliates” shall not include any business entities that are not direct or indirect subsidiaries of CCS Group Holdings, LLC.

"Board" means the board of directors of the Company.

"Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes, without limitation, the information, observations and data obtained by you during the Employment Period concerning the Business and affairs of the Company and its Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which you become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including without limitation plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

"Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate to either (1) the products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, or to the services provided or planned by the Company or any of its Affiliates, during your employment, or (2) any prospective activity of the Company or any of its Affiliates, or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance issued thereunder.

8.            Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or your employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding will be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and will be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or your employment by the Company or any Company Affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 14; and (e) agrees that nothing in this Agreement will affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. The party prevailing in any action arising out of or related to an alleged breach of this Agreement shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in connection with such dispute.

9.            Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In the event the Company does not make such deductions or withholdings, you agree to indemnify and hold harmless the Company for any amounts paid with respect to any such taxes.

10.          Assignment. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and assigns. You may not assign this Agreement without the prior written consent of the Company.

11.          Miscellaneous.

(a)          This Agreement sets forth your entire agreement with the Company and its Affiliates and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof including the Prior Employment Agreement between, provided, however, that the Prior Employment Agreement shall continue to govern your rights arising prior to or as of the Closing Date, including but not limited to your rights to any payment under Section 4 thereof, it being understood that any such payment shall take place at the closing of the Transaction. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

(b)          In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

(c)          Notwithstanding any other payment schedule provided herein, if you are identified on the date of termination as a “specified employee”, then any payment that is considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of your “separation from service”, and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, “separation from service” (and all correlative terms) shall mean a “separation from service” as defined in Treasury Regulations section 1.409A-1(h), and the term "specified employee" shall mean an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i).

(d)          For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(e)          Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.

(f)          Notwithstanding any other provision in this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset by any other agreement unless otherwise permitted by Section 409A.

(g)          You acknowledge and agree that your only right of recourse in respect of the enforcement of amounts, liabilities or obligations under, pursuant to or in connection with this Agreement shall be against the Company, and that you shall have no right of recourse or cause of action in respect of such matters against any other party, including without limitation any direct or indirect affiliate, director, officer, owner, employee or representative of the Company.

12.         Severability. If any provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement with the remaining provisions of this Agreement remaining in full force and effect and unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Further, in lieu of such illegal, invalid or unenforceable provision, there will be automatically included, as part of this Agreement and to the extent allowed by controlling law, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable. In the event any controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid a valid provision, such provision will be considered to be valid from the date provided in such interpretation or amendment or, in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.

13.         Notices. Any notices provided for in this agreement will be in writing and will be effective immediately when delivered in person or three days after such notice is deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

14.         Effective Date. This Agreement will take effect as a binding agreement between you and the Company as of the date hereof on the terms and conditions set forth herein, and that the Company has entered into the Merger Agreement in reliance of such binding commitment.

15.         Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.

* * * * *

If the foregoing is acceptable to you, please sign this letter in the space provided below. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis, and subject to the conditions, set forth above. The enclosed copy is for your records.

Sincerely yours,

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Thomas W. Fry
Name:	Thomas W. Fry

Accepted and Agreed:

/s/ Richard W. Turner
Dr. Richard Turner

Date: 7/16/2012

[Signature Page to Employment Letter]

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF certain benefits to be provided to me pursuant to the letter agreement between me Conmed Healthcare Management, Inc. (the “Company”) to which this Exhibit A is attached, which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge The Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, controlling shareholders and/or investors (including Audax Management Company, LLC, Audax Private Equity Fund III, L.P., Frazier Management, LLC, Frazier Healthcare VI, L.P. and their respective affiliates), employees, agents, employee benefit plans, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, both individually and in their official capacities (collectively, the “Releasees”), from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates), each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [21][45]1 days from the date I receive this Release of Claims. I also acknowledge that I am advised by the Releasees to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, whether express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [Company’s designee]2 and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

1 To be determined by the Company at the time of termination in accordance with applicable legal requirements.

2 To be designated by the Company at the time of termination.

[Exhibit A to Employment Letter]

(Remainder of page intentionally left blank.)

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________

Name (please print): ____________________________________

Date Signed: ___________________________________________

[Exhibit A to Employment Letter]